Exhibit 5.1

January 2, 2008

Network Equipment Technologies, Inc.

6900 Paseo Padre Parkway.

Fremont, California 94555-3660

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Network Equipment Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about January 2, 2008, for the purpose of registering under the Securities Act of 1933, as amended, 1,732,252 shares of its Common Stock, $0.01 par value (the “Shares”). The Shares were issued pursuant to an Agreement and Plan of Merger, dated as of October 22, 2007, by and among the Company, Sibley Acquisition Corp., Quintum LLC, Quintum Technologies, Inc., (“Quintum”) and Cheng T. Chen, as representative of the Quintum stockholders (the “Merger Agreement”), and they may be sold from time to time as set forth in the Registration Statement. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering our opinion, we have examined the following records, documents and instruments:

(a)	The Restated Certificate of Incorporation of the Company, certified by the Delaware Secretary of State as of December 17, 2007 and certified to us by an officer of the Company as being complete and in full force as of the date of this opinion;

(b)	The Bylaws of the Company, as amended, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(c)	A Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of Delaware as of January 2, 2008;

(d)	A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, relating to the Shares, the Merger Agreement, and the Registration Statement, and (ii) certifying as to certain factual matters;

(e)	The Certificate of Merger of Sibley Acquisition Corp. with and into Quintum Technologies, Inc., as filed with the Secretary of State of the State of Delaware on December 4, 2007;

(f)	The Certificate of Merger of Quintum Technologies, Inc. with and into Quintum LLC under the name of Quintum Technologies LLC, as filed with the Secretary of State of the State of Delaware on December 4, 2007;

(g)	The Registration Statement;

(h)	The Merger Agreement; and

(i)	A letter from the Company’s transfer agent, Computershare Investor Services, Inc., dated December 11, 2007 as to the number of shares of the Company’s Common Stock that were outstanding on December 10, 2007;

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Shares were issued in accordance with the Merger Agreement, (ii) the Company received the full consideration for the Shares as stated in the Merger Agreement, (iii) appropriate certificates evidencing the Shares are executed and delivered by the Company, and (iv) all applicable securities laws are complied with, it is our opinion that the Shares were legally issued, and are fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Heller Ehrman LLP